Exhibit 4.15

Power of Attorney

I, Li Hua / Li Lei (collectively referred to as the “Existing Shareholders”) (ID Card Number: ), hold RMB8,500,000 / 1,500,000 in the registered capital of Hainan Futu Information Services Co., Ltd. (the “Domestic Company”) on the date of the execution of this Power of Attorney. For all the equity interests in the Domestic Company that are held by me now and will be held by me in the future (“My Shareholding”), I hereby irrevocably authorize Shensi Network Technology (Beijing) Co., Ltd. (the “Wholly-owned Company”) to exercise the following rights during the term of this Power of Attorney:

The Wholly-owned Company or the person(s) designated by the Wholly-owned Company (including but not limited to the directors of Futu Holdings Limited, a foreign holding company of the Wholly-owned Company, and their successors, and any liquidators in replacement of the directors of Futu Holdings Limited, but excluding anyone who is non-independent or may give rise to conflict of interest) (the “Designee”) is hereby authorized to act on my behalf as my sole exclusive agent and attorney to exercise the following rights with respect to all matters concerning My Shareholding, including without limitation to: 1) attending the shareholders’ meeting of the Domestic Company and execute meeting minutes; 2) filing required documents with the relevant company registry; 3) exercising all the shareholders’ rights and shareholders’ voting rights I am entitled to under the law and the articles of association of the Domestic Company, including but not limited to selling, transferring, pledging or disposing of My Shareholding in part or in whole; and 4) designating and appointing on my behalf the legal representative, directors, supervisors, general manager and other senior management members of the Domestic Company.

I hereby confirm that, without prior written consent of the Wholly-owned Company, I will not directly or indirectly participate in, engage in, be involved in or own, or use information acquired from the Wholly-owned Company to participate in, engage in, be involved in or own any business in competition with the Wholly-owned Company or its affiliates or the principal business, nor will I hold any interest in or benefit from any business in competition with the Wholly-owned Company or its affiliates or the principal business. For the avoidance of doubt, this Power of Attorney shall not be considered an authorization for me or other non-independent persons or persons that may cause conflicts of interest to exercise the rights conferred by this Power of Attorney.

If I become a person without or with limited capacity for civil conduct for any reason, my agent or successor shall continue to perform his/her duties and rights under the premise of committing to continue to abide by the provisions of this Power of Attorney.

The Designee shall have the rights to execute, on my behalf, the Exclusive Option Agreement entered into by and among me, the Wholly-owned Company, and the Domestic Company on September 30, 2021, and the Equity Interest Pledge Agreement entered into by and among me, the Wholly-owned Company, and the Domestic Company on September 30, 2021 (including any modification, amendment and restatement thereto, collectively, the “Transaction Documents”), and all the documents I shall sign as stipulated in the Transaction Documents, and perform the terms of the Transaction Documents. The exercise of these rights shall not constitute any restriction on the granting of rights hereunder.

All the actions associated with My Shareholding conducted by the Designee shall be deemed to be conducted by me, and all the documents related to My Shareholding executed by the Designee shall be deemed to be executed by me, all of which I hereby acknowledge and ratify.

The Designee has the rights to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent. If required by the PRC laws, the Designee shall designate a PRC citizen to exercise the aforementioned rights.

Unless otherwise stipulated in this Power of Attorney, the Designee has the rights to allocate, use or otherwise dispose of cash dividends and other non-cash income arising from My Shareholding in accordance with my oral or written instructions.

In the event of any dispute arising out of or in connection with the execution of this Power of Attorney, either I or the Designee has the rights to submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration proceedings and rules then being in force. The arbitral tribunal shall consist of three (3) arbitrators designated in accordance with the arbitration rules. The applicant and the respondent shall appoint one (1) arbitrator respectively, and the third arbitrator shall be appointed by the two arbitrators abovementioned through negotiations. The arbitration proceedings shall be confidential and conducted in Chinese. The arbitral awards shall be final and binding on all parties. Under appropriate circumstance, the arbitral tribunal or the arbitrators may make a ruling on remedial measures in respect of My Shareholding or assets under the applicable PRC laws, including restricting business operations, and restricting or prohibiting transfers or sales of equity interests or assets. In addition, during the formation of arbitral tribunal, the Designee and I have the rights to apply to any court of competent jurisdiction (including courts in the PRC, Hong Kong and the Cayman Islands) for the grant of interim remedial measures. During arbitration, except for the part in dispute and under arbitration in relation to me or the Designee, this Power of Attorney shall remain effective.

This Power of Attorney remains effective during the period when I hold the equity interests in the Domestic Company.

During the term of this Power of Attorney (i.e., the period when I hold the equity interests in the Domestic Company), I hereby waive all the rights associated with My Shareholding, which have been authorized to the Designee through this Power of Attorney, and shall not exercise such rights by myself.

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IN WITNESS WHEREOF, I have executed this Power of Attorney as of September 30, 2021.

Attorney:
Li Hua / Li Lei
By:	/s/ Li Hua / /s/ Li Lei

Signature page of this Power of Attorney

Appendix 1: Existing Shareholders

No.	Name	Date
1.	Li Hua	September 30, 2021
2.	Li Lei	September 30, 2021

Signature page of this Power of Attorney